MERGER AND REORGANIZATION AGREEMENT



     THIS MERGER AND REORGANIZATION AGREEMENT dated as of January 31, 1998, is entered into among GLOBAL TELECOMMUNICATION SOLUTIONS, INC., a Delaware corporation ("GTS"), CCI ACQUISITION CORP., a New Jersey corporation and wholly-owned subsidiary of GTS ("Merger Subsidiary"), CENTERPIECE
COMMUNICATIONS, INC. , a New Jersey corporation ("CCI"), and J. MARK RUBENSTEIN, an adult individual residing at 29 Duer Place, Weehawken, New Jersey 07087 (the "Stockholder").

     WHEREAS, Stockholder is the owner of all of the outstanding capital stock of CCI as set forth in EXHIBIT A;

     WHEREAS, subject to the terms and conditions of this Merger and Reorganization Agreement ("Agreement"), the Parties desire to consummate a merger, as contemplated herein, pursuant to which CCI shall be merged with and into Merger Subsidiary; and

     WHEREAS, for Federal income tax purposes, the parties intend that such merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

     IT IS AGREED:

                                    ARTICLE I
                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Business Corporation Act of the State of New Jersey (the "BCA"), the Merger Subsidiary and CCI shall consummate a merger (the "Merger") of CCI with and into the Merger Subsidiary at the Effective Time (as defined) in accordance with the provisions of this Agreement. Following the Merger, Merger Subsidiary shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of the State of New Jersey and the separate corporate existence of CCI shall cease. Following the Merger, Merger Subsidiary shall change its name and operate under the name CCI.

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     SECTION 1.2 EFFECTIVE TIME. As soon as reasonably practicable after the
Closing, CCI and the Merger Subsidiary shall file with the New Jersey Secretary of State in accordance with the BCA an executed copy of the Certificate of Merger in the form of EXHIBIT B hereto (the "Articles of Merger") reflecting the Merger. The Merger shall become effective at such time as the Merger Documents are so filed with the New Jersey Secretary of State (the "Effective Time"). To the extent permitted under law, GTS and the Stockholder hereby waive publication of the Articles of Merger. GTS and the Stockholder hereby agree to the adoption and filing of this Agreement and the Plan of Merger as required under the BCA, and acknowledge and agree that their respective signatures hereto shall constitute their written consent for purposes of authorizing the foregoing by unanimous written consent of Stockholder as provided under the BCA.

     SECTION 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 14A:10-6 of the BCA.

     SECTION 1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Articles of Incorporation, as amended to effect the name change contemplated in Section 1.1, and the By-Laws of Merger Subsidiary shall be the Articles of Incorporation and By-Laws of the Surviving Corporation at the Effective Time.

     SECTION 1.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the Board of Directors and officers of the Surviving Corporation shall consist of the persons listed in SCHEDULE 1.5, each to serve until his or her successor is elected and qualified; provided, however, GTS agrees to cause the Stockholder to be elected to the Board of Directors of the Surviving Corporation for so long as he shall be employed by GTS or any of its Affiliates pursuant to the Employment Agreement (as defined below).

                                   ARTICLE II
                    CONVERSION OF SHARES AND RELATED MATTERS

     SECTION 2.1 CONVERSION OF OUTSTANDING STOCK OF THE MERGER SUBSIDIARY AND EXCHANGE FOR STOCK OF SURVIVING CORPORATION. Upon consummation of the Merger, all 100 shares of the common stock, no par value, of the Merger Subsidiary ("Merger Subsidiary Stock") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for 100 shares of the common stock, par value $.01 per share, of CCI ("Surviving Corporation Stock"), which shall represent all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. All shares of Surviving Corporation Stock shall be fully paid and non-assessable. Promptly after the Effective Time, the Surviving Corporation shall issue to GTS a stock certificate representing the 100 shares of Surviving Corporation Stock in exchange for the certificate or


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certificates which formerly represented 100 shares of Merger Subsidiary Stock, which stock certificates shall be immediately canceled.

     SECTION 2.2 CONVERSION OF CCI SHARES. As of the Effective Time, all of the outstanding shares of common stock, par value $.01 per share, of CCI that are outstanding immediately prior to the Effective Time (the "CCI Shares") shall be converted into the right to receive, at the Closing, an aggregate amount equal to $5,000,000 (the "Merger Consideration"), comprised of the following:

        (i)   $1,500,000 in immediately available funds ( the "Cash
              Consideration");

        (ii) a number of shares ("Stock Consideration") of GTS common stock, par value $.01 per share ("GTS Stock"), determined by dividing $2,500,000 by the lesser of (a) average of the closing sales price of one share of GTS Stock on the twenty trading days ending two days immediately prior to the Closing Date; and (b) the stock price used to calculate equity consideration paid to any other entity involved in a merger, asset acquisition, or like transaction with GTS during the sixty (60) day period immediately prior to the Closing Date (the number of shares of GTS Stock constituting the Stock Consideration payable to the Stockholder shall be rounded up or down to the nearest whole number of shares). The Common Stock, upon issuance, shall be subject to the restrictions of Rule 144 promulgated by the United States of America Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), until properly disposed of in accordance with the terms and conditions of Rule 144 or any other provision of the federal securities laws authorizing disposal of such stock.

        (iii) a secured non-negotiable promissory note substantially in the form of EXHIBIT D attached to this Agreement (the "Promissory Note"), in the principal amount of One Million Dollars ($1,000,000.00), which shall accrue interest at the rate of eight percent (8%) per annum, payable as follows: payments of Two Hundred and Fifty Thousand Dollars ($250,000), plus interest accrued on the Promissory Note up to the payment date, shall be made on October 31, 1998 and January 1, 1999; and payments of One Hundred Twenty Five Thousand Dollars ($125,000), plus interest accrued on the Promissory Note up to the payment date, shall be made on March 31, 1999, June 30, 1999, September 30, 1999 and January 1, 2000.
              Amounts payable under the Promissory Note will be secured by a Security Agreement in the form attached hereto as EXHIBIT E delivered by Merger Subsidiary to the Stockholder concurrently with the execution of this Agreement (the "Security Agreement"). Should GTS or Merger Subsidiary raise additional funds, either in the form of debt or equity,


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               following the Closing Date, in addition to the scheduled
               principal and interest payments set forth herein, it shall use a portion of such funds to pay down the balance due on the Promissory Note according to the following formula: One Hundred Thousand Dollars (or lesser sum as shall then be outstanding) for each One Million Dollars ($1,000,000) raised. Such additional payments shall be paid to Stockholder within Thirty (30) days after the closing on each amount raised.

        SECTION 2.3 BALANCE SHEET ADJUSTMENT. The Cash Consideration shall be adjusted (the "Balance Sheet Adjustment") to reflect X in the following formula:

        X = Y - Z, where

        X = the dollar amount of the increase or decrease in the Cash
            Consideration;
        Y = The total cash and the net realizable value of CCI's accounts receivable as of the Closing Date; and
        Z = the total of all of CCI's liabilities as of the Closing Date, except those liabilities set forth on SCHEDULE 2.3.

     The Stockholder or its designee shall deliver to GTS a balance sheet and income statement ( which shall be in the form of a compilation), dated as of the Closing Date, no later than fourteen (14) days after the Closing Date. The Balance Sheet Adjustment shall be determined on or before 90 days after the Closing Date. GTS and the Stockholder will cooperate in good faith to prepare the Balance Sheet Adjustment. If any dispute arises over the preparation of the Balance Sheet Adjustment which cannot be reconciled by the Stockholder and GTS in good faith, the Stockholder and GTS will engage a mutually acceptable independent public accounting firm to determine the Balance Sheet Adjustment, such accounting fees to be paid by the parties equally. The Balance Sheet Adjustment determined by that accounting firm will be binding upon the Stockholder and GTS.

     SECTION 2.4 ADDITIONAL PAYMENTS. If the Balance Sheet Adjustment results in the obligation of either party to the other, such amount shall be paid within ten (10) days after final determination of the Balance Sheet Adjustment.


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     SECTION 2.5 REGISTRATION RIGHTS.

        (a) GENERAL. No later than November 1, 1998, GTS shall file a registration statement with the SEC to register the shares issued to Stockholder hereunder for resale, or shall include all such shares in a registration statement which has been filed but not declared effective if allowable under the Securities Act and the rules promulgated thereunder, so that they may be sold by the Stockholder to the public except as otherwise provided herein (including, without limitation, Exhibit F hereto). GTS shall use its best efforts to cause such registration statement to be declared effective by the SEC no later than January 31, 1999 and once such registration statement is declared effective, to keep it effective until all securities registered thereby are either sold or can be sold under the exemption from the registration requirements of the Securities Act contained in Rule 144(k) thereof. GTS shall bear all fees and expenses incurred by it in connection with the preparation and filing of such registration statement. The Stockholder will pay all brokerage discounts and commissions with respect to the sale of his GTS Shares and any fees and expenses of separate counsel and accountants which may be retained by the Stockholder. The Stockholder will be required to execute a lock-up agreement in the form annexed hereto as EXHIBIT F pursuant to which he shall agree (i) not to sell any GTS Shares until the one-year anniversary of the Closing Date and (ii) only to sell up to 25% of the GTS Shares acquired by him in connection with the Merger during any three-month period during the one-year period thereafter; PROVIDED, HOWEVER, in the event the Stockholder fails to sell the complete 25% during any calendar quarter the Stockholder shall be entitled to sell, during the next calendar quarter, the lesser of the following percentage of the GTS Stock acquired by him hereunder: (1) the sum of (A) 25% and (B) the difference between 25% and that percentage sold during the immediately preceding calendar quarter; and (2) 40%.

     Notwithstanding any other provision of this Section 2.5, GTS shall have no obligation hereunder to register the GTS Shares on behalf of the Stockholder unless (1) the Stockholder executes a lock-up agreement in the form annexed hereto as Exhibit F and (2) the Stockholder provides to GTS information and documents with respect to his ownership of the GTS Shares and other matters as GTS shall reasonably request for disclosure in the registration statement.


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        (b) INDEMNIFICATION.

        (i) GTS shall indemnify and hold harmless, to the extent permitted by law, the Stockholder against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees, costs and expenses) caused by any untrue or alleged untrue statement of material fact contained in any registration statement filed pursuant to Section 2.5 (a), prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in or omitted from information furnished in writing to GTS by the Stockholder for use therein.

        (ii) In connection with any registration statement in which the Stockholder participates, the Stockholder will furnish to GTS such information as GTS reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify GTS, its directors and officers and each Person who controls GTS (within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act") or Section 20(a) of the Securities And Exchange Act of 1934, as amended (the "Exchange Act")) against any loss, claims damages, liabilities and expenses (including reasonable attorneys' fees, costs and expenses) resulting from any untrue statement or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such actual or alleged untrue statement or omission is contained in or omitted from any information furnished to GTS in writing by the Stockholder for use therein.

        (iii) any person entitled to indemnification under this Section 2.5(b) will (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, that the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder; and, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice; and (b) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party and such indemnifying party shall promptly and vigorously assume such defense at its cost and expense. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall promptly pay all costs and expenses

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of the indemnified party's defense, but will not be obligated to pay the fees and expenses of more than one counsel for each party indemnified by such indemnifying party with respect to such claim.

                                   ARTICLE III
                                     CLOSING

     SECTION 3.1 TIME AND PLACE OF THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement pursuant hereto shall take place at a closing (the "Closing") to be held concurrently with the execution of this Agreement, at the offices of GTS, on a date and at a time mutually agreeable to the parties (the "Closing Date").

     SECTION 3.2 PROCEDURE AT THE CLOSING. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

        (a) Merger Subsidiary shall deliver the Closing Cash and certificates representing the Stock Consideration to the Stockholder in accordance with EXHIBIT A;

        (b) The Stockholder shall deliver to the Merger Subsidiary certificates representing his shares of CCI common stock, duly endorsed or accompanied by duly executed stock powers;

        (c) GTS shall duly execute and deliver the Promissory Note and Merger Subsidiary shall duly execute and deliver the Security Agreement;

        (d) GTS and the Stockholder shall execute and deliver to each other an employment agreement substantially in the form of EXHIBIT G annexed hereto (the "Employment Agreement");

        (e) CCI shall deliver to Merger Subsidiary certified copies of resolutions of the stockholders and directors of CCI authorizing the execution and delivery of this Agreement by CCI and the performance of CCI's obligations hereunder and its consummation of the transaction contemplated hereby;

        (f) Merger Subsidiary shall deliver to the Stockholder certified copies of resolutions of the stockholder and directors of Merger Subsidiary authorizing the execution and delivery of this Agreement by Merger Subsidiary and the performance of Merger Subsidiary's obligations hereunder and its consummation of the transaction contemplated hereby;


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        (g) GTS shall deliver to the Stockholder certified copies of resolutions of the directors of GTS authorizing the execution and delivery of this Agreement by GTS and the performance of GTS' obligations hereunder and its consummation of the transaction contemplated hereby;

        (h) CCI shall deliver its corporate books and records, correspondence, employment records to Merger Subsidiary;

        (i) CCI shall deliver the opinion of Technology Law Group, and Shutts & Bowen, counsel to CCI and the Stockholder, in the form annexed hereto as EXHIBIT H

        (j) Merger Subsidiary and GTS shall deliver the opinion of counsel of Graubard Mollen & Miller, counsel to Purchaser, in the form annexed hereto as
EXHIBIT I;

        (k) The Stockholder shall execute and deliver to GTS the Lock-Up Agreement annexed to this Agreement as EXHIBIT F (the "Lock-Up Agreement"); and

        (l) The Stockholder and Shelly Finkel, the Company's Chairman of the Board, shall execute and deliver to one another the Stockholders Agreement annexed to this Agreement as EXHIBIT J.

        (m) Merger subsidiary and CCI shall duly execute the Merger Documents and file the Merger Documents with the State of New Jersey Secretary of State as soon as reasonably practicable after the Closing.


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                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                           OF CCI AND THE STOCKHOLDER

     In order to induce GTS and Merger Subsidiary to enter into this Agreement and to consummate the transactions contemplated under this Agreement, the Stockholder and CCI, jointly and severally, hereby make the following representations and warranties each of which is relied upon by GTS and Merger Subsidiary regardless of any other action, omission to act, investigation made or information obtained by GTS and Merger Subsidiary:

        SECTION 4.1 ORGANIZATION, POWER AND AUTHORITY OF CCI. CCI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and CCI has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. CCI is duly qualified as a foreign corporation and is in good standing under the laws of each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to qualify would not result in a material adverse effect on CCI or its business. CCI has no subsidiaries.

        SECTION 4.2 DUE AUTHORIZATION; BINDING OBLIGATION. CCI has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by CCI and is the legal, valid and binding obligation of CCI, enforceable in accordance with its terms. Except for any corporate action required by CCI, no other action on the part of any individual or other person or entity is necessary to authorize this Agreement or for the consummation of the transactions contemplated by this Agreement. CCI has duly executed this Agreement and authorized the execution of this Agreement and the consummation of the transactions contemplated by this Agreement as required under the BCA. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of CCI's Articles of Incorporation or by-laws, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against CCI; (ii) result in any material breach of or default under any material mortgage, other contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against CCI or any of CCI's Assets; (iii) result in any breach of or default under any contract; (iv) violate any legally protected right of any individual or entity or give to any individual or entity a right or claim against CCI or GTS, other than CCI's,


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the Stockholder's or GTS' rights arising under this Agreement; or, (v) impair or in any way limit any material governmental license, approval, permit or authorization of CCI to conduct its business. Attached to this Agreement and marked as EXHIBIT K are true, correct and complete copies of the Articles of Incorporation, as amended, and Bylaws, as amended, of CCI.

        SECTION 4.3 FINANCIAL STATEMENTS. Attached to this Agreement as EXHIBIT L are true, correct and complete copies of the unaudited financial statements of CCI as of December 31, 1997 and the related statements of earnings and changes in financial position for the period then ended (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, on a basis consistent with past practices and (ii) fairly present the financial condition of CCI as of their respective dates and the results of its operations for the periods ending on their respective dates.

        SECTION 4.4 NO UNDISCLOSED LIABILITIES. CCI has no liabilities or obligations (whether secured, unsecured, absolute, accrued, asserted or unasserted, contingent or otherwise) of any nature, whether as principal, agent, partner, co-venturer, guarantor or in any other capacity except: (i) the liabilities and obligations of CCI that are reflected in the Financial Statements and only to the extent reflected; (ii) liabilities incurred or accrued in the ordinary course of business since December 31, 1997 which do not, either individually or in the aggregate, have a material adverse effect on the financial condition of CCI; or (iii) liabilities otherwise disclosed in SCHEDULE 4.4.

        SECTION 4.5 LICENSES; COMPLIANCE. To the best of CCI and Stockholder's knowledge, CCI possesses all licenses and other required governmental or official approvals, permits, consents and authorizations necessary for the operation of the Business, all of which are listed on SCHEDULE 4.5 (collectively the "CCI Authorizations"). CCI is in material compliance with: (i) the terms of all Authorizations; (ii) all laws, ordinances, statutes and regulations where noncompliance would have a material adverse effect on CCI and its business or assets; and, (iii) all judgments, orders, rulings or other decisions of any governmental or other regulatory authority, court or arbitrator having jurisdiction over CCI. Neither the execution, delivery or performance of this Agreement nor the performance of the transactions contemplated by this Agreement will affect the validity of any CCI Authorizations and the same shall remain in full force and effect upon the consummation of the transactions contemplated by this Agreement, except for CCI Authorizations which by their terms are not transferable.

        SECTION 4.6 CONSENTS AND APPROVALS. No approval, consent or authorization must be obtained by CCI for the execution, delivery or performance of this Agreement or for the consummation of the


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transactions contemplated by this Agreement, including, without limitation the filing or registration with any governmental or other regulatory authority.

        SECTION 4.7 NO STOCKHOLDER OR AFFILIATE RELATIONSHIPS WITH CCI'S CUSTOMERS; CCI'S INTEREST IN OTHER BUSINESSES. Neither CCI nor the Stockholder or their respective affiliates (as such term is defined in Rule 405 promulgated by the SEC under the Securities Act of 1933, as amended)("Affiliate") has, or during the past five (5) years had, any direct or indirect material interest in any of CCI's customers. CCI does not have any financial interest in any person, firm or corporation which is, or during the past 5 years was, directly or indirectly, (a) engaged in the business engaged in by CCI or (b) a customer or supplier of CCI, other than ownership of not more than five percent (5%) of the equity securities of a company whose common stock is publicly traded.


        SECTION 4.8 LITIGATION, ORDERS AND DECREES. Except as listed on SCHEDULE 4.8, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or to the best of CCI's and the Stockholder's knowledge, threatened against or affecting CCI or the business, assets, or financial condition of CCI and there are no facts or circumstances which are reasonably likely to create a basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any local, state or federal judicial authority in any proceeding to which CCI is or was a party which may have a material adverse effect on CCI.

        SECTION 4.9 REAL PROPERTY OWNED OR LEASED. CCI does not own any real property. Attached to this Agreement as SCHEDULE 4.9 are true and complete copies of all leases of real property (the "Leased Real Property") to which CCI is a party, including all amendments and modifications thereto (the "Real Property Leases"). CCI enjoys peaceful and undisturbed possession of the Leased Real Property, and the Real Property Leases are the valid and legally binding obligations of CCI and the respective lessors, enforceable against CCI and the respective lessors in accordance with their respective terms, and are in full force and effect. CCI has not received written notice of default under any of the Real Property Leases and is not in material default of any Real Property Leases, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material default under any of the Real Property Leases.

        SECTION 4.10 PERSONAL PROPERTY LEASED AND PURCHASE OPTIONS. Attached as
SCHEDULE 4.10 is a list of all leases of personal property (the "Personal Property Leases") to which CCI is a party. CCI has provided to GTS true and complete copies of the Personal Property Leases, including all amendments


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and modifications thereto and true and complete copies of all agreements regarding CCI's rights to purchase the leased personal property which is the subject of the Personal Property Leases ("the Leased Personal Property") on or before the expiration of the Personal Property Leases, including all amendments and modifications thereto (the "Purchase Options"). CCI enjoys peaceful and undisturbed possession of the Leased Personal Property, and the Personal Property Leases and Purchase Options are the valid and legally binding obligations of CCI and the respective lessors and option grantors, enforceable against CCI and the respective lessors and option grantors in accordance with their respective terms, and are in full force and effect. CCI has not received written notice of default under any of the Personal Property Leases and is not in default of any Personal Property Leases, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material default under any of the Personal Property Leases. None of the Purchase Options have expired.

        SECTION 4.11 TITLE TO PURCHASED ASSETS. CCI has good and marketable title to all of its property, tangible or intangible, subject to liens for current taxes and assessments not yet due and payable. All of CCI's material assets are free and clear of restrictions on or conditions to transfer or assignment, and are free and clear of any mortgage, lien, charge, encumbrance, security interest or other restrictions.

        SECTION 4.12 CONDITION OF PURCHASED ASSETS. All of the material tangible assets of CCI and the Leased Personal Property are in good condition, in good operating order and are fit for the purposes for which those assets are used or intended to be used, subject to normal wear and tear.

        SECTION 4.13 MATERIAL CONTRACTS. Attached as SCHEDULE 4.13 is a complete and correct list of each of the following types of contracts or commitments (whether oral or written) to which CCI is a party (collectively the "CCI Contracts" or the "Contracts"): (i) CCI Contracts for the employment of any officer or employee and all bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plans, deferred compensation or post-termination obligations; (ii) CCI Contracts for the future purchase of materials, inventory, supplies, services or equipment; (iii) distributor agreements and contracts for the purchase or sale of inventory or supplies; (iv) agreements or arrangements for the purchase, sale or lease of any other assets; (v) pledges, sales contracts, leases, security agreements or other similar agreements with respect to CCI's properties; (vi) leases of machinery or equipment; (vii) loan agreements, promissory notes, guarantees, subordination or similar type agreements; (viii) consulting agreements; and, (ix) any contract not otherwise covered by clauses (i) through
(viii) above which involves annual or aggregate payments in excess of $5,000. CCI has furnished to GTS true, complete and accurate copies of all CCI Contracts. Except as set forth in SCHEDULE 4.13, CCI has performed all of the material obligations required to be performed by it to date under the CCI


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Contracts, and is not in default (with notice or lapse of time or both) under any of the CCI Contracts. CCI has obtained all necessary consents with respect to any CCI Contract requiring consent on or prior to the date hereof. The consummation of the transactions contemplated by this Agreement will not materially affect the continuation, validity or effectiveness of any of the CCI Contracts.

        SECTION 4.14 CONTRACTS WITH CUSTOMERS. SCHEDULE 4.14 sets forth (a) all CCI Contracts or other understandings or arrangements to which CCI is a party relating to the sale or furnishing by it of goods or services where the consideration for such sale is $5,000 or more, in any single case, (b) any claims by parties other than CCI with respect thereto, (c) product guarantees or warranties made by CCI relating to its goods or services, and (d) any pending claims by CCI with respect thereto. None of the customers, suppliers or other persons which is a party to any of the Contracts listed in SCHEDULE 4.14 has notified CCI of any intention to terminate its contract or arrangement for service.

        SECTION 4.15 CONTRACTS VALID; NO DEFAULT. All CCI Contracts required to be listed in any of the Schedules referred to in this Agreement are valid and binding, enforceable in accordance with their respective terms, and are in full force and effect. Except as set forth in such Schedules, there is not, under any such CCI Contract, (a) any existing default by CCI, or any event which, after notice or lapse of time, or both, would constitute a default by CCI or result in a right to accelerate by any other person or a loss of any rights of CCI and (b) to the best of CCI's and the Stockholder's knowledge, any default by any other person, or any event which, after notice or lapse of time, or both, would constitute a default by any such person or result in a right to accelerate by CCI or a loss of any rights of any such person. To the best of CCI's and Stockholder's knowledge, no existing or completed Contract relating to the business of CCI is reasonably likely to be canceled. Except as disclosed in such Schedules, CCI is not a party to or bound by any Contract which, upon performance, is reasonably expected to result in any loss or liability to CCI. True and complete copies of all Contracts and other documents listed on such Schedules (together with any and all amendments thereto) have been delivered to GTS.

        SECTION 4.16 LABOR MATTERS. CCI is not a party to any collective bargaining agreements with its employees. CCI is in compliance with all federal, state and local laws regarding employment and employment practices, conditions of employment, wages and hours and occupational laws, the violation of which would have a material adverse effect on CCI. CCI is not engaged in unfair labor practices, and there are no unfair labor practice complaints pending or threatened against CCI before the National Labor Relations Board or any other governmental or regulatory board or agency performing similar functions. There is no labor strike, slowdown, work stoppage or, except as set forth on Schedule 4.16, dispute pending or threatened against or involving CCI. To the best of CCI's and the Stockholder's knowledge, none of CCI's employees are engaged in organizing or are members of any union or other employee group that is seeking recognition as a bargaining unit.

        SECTION 4.17 ABSENCE OF CHANGES. Except as set forth in SCHEDULE 4.17, since December 31, 1997, there has not been: (i) any material adverse change in the financial condition, assets, liabilities, Business or operations of CCI;
(ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, financial condition or business of CCI; (iii) any change in the outstanding capital stock of CCI; (iv) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of CCI's common stock or any cancellation, exercise or redemption or other acquisition by CCI of any shares of CCI's common stock; (v) any increase in the rate or terms of compensation payable or to become payable by CCI to any of its officers, directors or key employees or any increase in the rate or terms of contribution to any employee benefit plans, except as required by law; (vi) any liabilities or obligations incurred or agreed to be incurred (whether absolute, accrued, contingent or otherwise), except as incurred in the ordinary course of business consistent with past practices; (vii) any material capital expenditure or commitment for replacements or additions or improvements; (viii) any change by CCI in accounting methods, principles or practices; (ix) any disposal, mortgage, pledge or other disposition of any of its assets other than in the ordinary course of business; or (x) receipt by CCI of any notice of termination of any contract, lease or other agreement.

        SECTION 4.18 ACCURACY OF DOCUMENTS, EXHIBITS AND SCHEDULES. All contracts, instruments, agreements and other documents delivered by CCI to GTS for GTS's review in connection with this Agreement and the transactions contemplated hereby, including all articles of incorporation, by-laws, corporate minutes, stock record books and tax returns are true, correct and complete copies of all those contracts, instruments, agreements and other documents. All Exhibits and Schedules to this Agreement are true correct and complete as of the date hereof. No statement contained in this Agreement or in any certificate, Exhibit, Schedule or instrument furnished to GTS by CCI pursuant to the provisions of this Agreement or in connection with the consummation of the contemplated transactions contains or will contain any untrue statement of a material fact or does not include or omit to state a material fact necessary in order to make those statements not misleading.

        SECTION 4.19 INVESTMENT REPRESENTATIONS. All shares of GTS Stock to be acquired by the Stockholder pursuant to this Agreement will be acquired for his own account and not with a view towards distribution thereof. The Stockholder understands that he must bear the economic risk of the investment in the GTS Stock, which cannot be sold by him unless (i) they are registered under the Securities Act, (ii) an exemption therefrom is available thereunder or (iii) they are registered pursuant to the terms of Section 2.5 of this Agreement. The Stockholder is an "Accredited Investor" as defined in Regulation D promulgated under the Securities Act. The Stockholder, acting through his representatives, have had both the opportunity to ask questions and receive answers from the officers and directors of GTS and all persons acting on its behalf concerning the business and operations of GTS and to obtain any additional information to the extent GTS possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information. The Stockholder acknowledges receiving copies of the SEC Filings referred to in
Section 5.5. The certificates representing the shares of GTS Stock shall bear the legends set forth in EXHIBIT M.

        SECTION 4.20 PROPRIETARY RIGHTS.

        (a) Except as listed on SCHEDULE 4.20(A), there are no trademarks, trademark applications, trade names, assumed names, service marks, logos, patents, patent applications, copyrights and copyright registrations, owned or licensed by CCI and used in or necessary for the conduct of the business and operation of CCI (the foregoing together with all inventions, trade secrets, customer lists and confidential processes, and all other similar rights presently owned or licensed by CCI are the "Proprietary Rights"). CCI owns or possesses the royalty-free license or other right to use all of the Proprietary Rights which are required to be listed on SCHEDULE 4.20(A) or which are necessary to conduct its business as presently operated, and no person, firm, corporation or other entity is entitled to restrain CCI from using any such Proprietary Rights. No other Proprietary Rights are used in or are necessary for the conduct of the business and operation of CCI as presently conducted.

        (b) To the best of the Stockholder's knowledge, except as disclosed in
SCHEDULE 4.20 (B), no Proprietary Rights or know-how used in or necessary for the conduct of the business and operation of CCI conflict with or infringe upon any similar rights or services of any other person. Except as disclosed in
SCHEDULE 4.20 (B), no claims have been asserted by any person with respect to the ownership, validity, license or use of the Proprietary Rights or the provision of any services by CCI and to the best of CCI's and the Stockholder's knowledge, there is no reasonable basis for any such claim.

        (c) SCHEDULE 4.20(C) accurately identifies all material databases and computer software owned, licensed or otherwise used in connection with CCI's business. CCI has all the databases and computer software used or necessary to conduct CCI's business.

        SECTION 4.21 BUSINESS RECORDS. The books and records, correspondence, employment records and files of or relating to CCI's business are complete and correct in all material respects, and there have been, and will be, no material transactions which are required to be set forth therein which have not been so set forth.

        SECTION 4.22 TAXES, TAX RETURNS. All federal, state, local and foreign income, excise, property, sales, and other taxes, assessments, governmental charges, penalties, interest and fines due and payable by CCI and by any other person, firm or corporation which will or may be liabilities of CCI ("TAXES"), for all periods ending on or before the Balance Sheet Date, have been paid in full or have been fully reserved against on the Balance Sheet. CCI has filed all federal, state, local and foreign income, excise, property, sales, withholding, social security, information returns, and other tax returns, reports and related information ("RETURNS") required to have been filed by it to the date hereof, and no extension of the time for filing a Return is presently in effect. The Returns that have been filed have been accurately prepared and have been duly and timely filed. CCI's federal income tax returns have not been audited by the Internal Revenue Service for all fiscal years through the year ended 1996. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Return, or payment of any tax, governmental charge or assessment or deficiency, by CCI; and there are no actions, suits, proceedings, investigations or claims now threatened or pending against CCI in respect of taxes, governmental charges or assessments, or any matter under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority.

        SECTION 4.23 ENVIRONMENTAL MATTERS; HEALTH AND SAFETY LAWS. CCI is in material compliance with all federal, state and local laws, regulations, permits, orders and decrees relating to protection of the environment and employee health and safety ("CCI Applicable Requirements"). CCI has not received any notice to the effect that its operations are not in compliance with any of the CCI Applicable Requirements or the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or other substance (including petroleum products) into the environment and neither CCI nor Stockholder knows of any facts which could reasonably constitute the basis for any thereof.

        SECTION 4.24 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCI.

        SECTION 4.25 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF CCI. All statements contained in any Schedule, document, certificate or other instrument delivered by or on behalf of CCI or Stockholder pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties, covenants and agreements made by CCI and Stockholder. Each representation, warranty, covenant and agreement made by CCI or Stockholder shall survive the Closing for eighteen (18) months. The representations, warranties, covenants and agreements made by CCI or Stockholder in this Agreement shall not be affected or deemed waived by reason of the fact that GTS or its representative knew or should have known that any such representations, warranties, covenants or agreement is or might be inaccurate in any respect. Any furnishing of information to GTS by CCI or Stockholder pursuant to, or otherwise in connection with, this Agreement, including, without limitation, any information contained in any document, contract, book or record of CCI or Stockholder to which GTS shall have access or any information obtained by, or made available to, GTS as a result of any investigation made by or on behalf of GTS prior to or after the date of this Agreement, shall not affect GTS's right to rely on any representation, warranty, covenant or agreement made by CCI or Stockholder in this Agreement and shall not be deemed a waiver thereof.


        SECTION 4.26 CAPITALIZATION. The number of authorized and issued shares of capital stock of CCI is set forth in SCHEDULE 4.26. The Stockholder is the record and beneficial owner of all of the outstanding capital stock of CCI, free and clear of all liens and encumbrances. There are no options, warrants or other contractual rights outstanding which require, or give any person the right to require, the issuance of any capital stock of CCI, whether or not such rights are presently exercisable.

        SECTION 4.27 EMPLOYEE BENEFIT PLANS. SCHEDULE 4.27 sets forth a list of all the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), programs and arrangements maintained for the benefit of any current or former employee, officer or director of CCI (collectively, the "CCI Benefit Plans"). Each CCI Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such CCI Benefit Plan or related trust. Each CCI Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each CCI Benefit Plan have been timely made. Neither CCI nor any entity under common control with CCI has incurred any direct or indirect liability under, arising out of or by operation of Title I or Title IV of ERISA in connection with any CCI Benefit Plan and no fact or event exists that could reasonably be expected to give rise to any such liability.

All contributions due and payable on or before the date hereof in respect of each CCI Benefit Plan have been made in full and in proper form.

        SECTION 4.28 INSURANCE POLICIES; CLAIMS. SCHEDULE 4.28 sets forth all insurance policies and bonds maintained by or on behalf of CCI. Except as disclosed in Schedule 4.28, the insurance policies and bonds set forth in
Schedule 4.28, are provided by reputable insurers or issuers, and provide, in the judgment of CCI and the Stockholder, adequate coverage for all normal risks incident to the businesses of CCI and its assets. No claims have been made against CCI as a result of allegedly failing to provide services which it has agreed to provide and neither Stockholder nor CCI knows of any reasonable basis for the assertion of any such claim. No insurance policy issued to or on behalf of CCI has ever been canceled by the policy issuer.

        SECTION 4.29 BANK ACCOUNTS. SCHEDULE 4.29 sets forth the name of each bank in which CCI has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from CCI.

        SECTION 4.30 CORPORATE RECORDS. The books of account, minute books, stock certificate books and stock transfer ledgers of CCI are complete and correct in all material respects, and there have been no material transactions involving CCI of the type typically recorded in such records that have not been recorded.

        SECTION 4.31 NO ILLEGAL OR IMPROPER TRANSACTIONS. Neither CCI nor any officer, director, employee, agent or affiliate of CCI has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for the benefit of CCI, (ii) illegally or improperly facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law.

        SECTION 4.32 RELATED PARTY TRANSACTIONS. Except as disclosed in SCHEDULE 4.32, and except for compensation and related arrangements with employees for services rendered consistent with past practices, no current or former director, officer or stockholder of CCI is presently, or since its inception has been, (a) a party to any transaction with CCI (including, but not limited to, any contract, agreement or other arrangements providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder), or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present competitor, supplier or customer of CCI, nor does any such person receive income from any source other than CCI which relates to the business of, or should properly accrue to, CCI.

                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF GTS
                              AND MERGER SUBSIDIARY

     In order to induce CCI and the Stockholder to enter into this Agreement and to consummate the transactions contemplated under this Agreement, GTS and Merger Subsidiary, jointly and severally, hereby make the following representations and warranties each of which is relied upon by CCI and the Stockholder regardless of any other action, omission to act, investigation made or information obtained by CCI or the Stockholder:

        SECTION 5.1 ORGANIZATION, POWER AND AUTHORITY. GTS and Merger Subsidiary are corporations duly organized and validly existing under the laws of the States of Delaware and New Jersey, respectively, with full corporate power and authority to enter into this Agreement and perform their obligations under this Agreement. GTS is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to so qualify would not result in a material adverse effect on GTS or its business.

        SECTION 5.2 DUE AUTHORIZATION; BINDING OBLIGATION. The execution, delivery and performance of this Agreement, the Promissory Note, the Employment Agreement and all other agreements contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement and the issuance of the Common Stock have been duly authorized by all necessary corporate action of GTS and Merger Subsidiary. This Agreement has been duly executed and delivered by GTS and Merger subsidiary and is the valid and binding obligation of GTS and Merger subsidiary, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the articles of incorporation or by-laws of GTS, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against GTS; (ii) result in any material breach of or default under any material mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against GTS or its assets; (iii) result in any breach of or default under any contract; (iv) violate any legally protected right of any individual or entity; or (v) impair or in any way limit any material governmental license, approval, permit or authorization. Attached to this Agreement as EXHIBIT N are true, correct and complete copies of the Articles of Incorporation, as amended, and Bylaws, as amended, of GTS.

        SECTION 5.3 SHARES. When issued in accordance with the terms of this Agreement, the GTS Stock to be issued to the Stockholder shall be validly issued, fully paid and non-assessable and shall be free and clear of any liens or encumbrances whatsoever.

        SECTION 5.4 CONSENTS AND APPROVALS. The execution and delivery of this Agreement by GTS does not, and the performance of this Agreement by GTS will not, require GTS to obtain any consent, approval, authorization or other action by, or to make any filing with or notification to, any governmental or regulatory authority.

        SECTION 5.5 SEC REPORTS. GTS has delivered to the Stockholder its Annual Report on Form 10- KSB for the fiscal year ended December 31, 1996 ("10-K"), and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 ("10-QS") and collectively, with the 8-Ks and the 10-K, the "SEC FILINGS"). Each of the SEC Filings, including the financial statements contained therein, as of their filing dates, complied in all material respects with the requirements of the rules and regulations promulgated by the SEC with respect thereto and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. GTS has made all filings required by the SEC and other state and federal regulatory agencies for all periods ending before the Closing Date and there are no agreements, waivers or other arrangements providing for an extension of time with respect to any such filing. To its knowledge, GTS is in material compliance with all applicable securities laws and regulations and there are no actions suits, proceedings, investigations or claims now threatened or pending against GTS in any forum nor are such matters currently under discussion with any governmental authority and GTS is not aware of any matter which is reasonably likely to cause such actions, suits, proceedings, investigations or claims to arise.

        SECTION 5.6 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GTS.

        SECTION 5.7 NO UNDISCLOSED LIABILITIES. GTS has no liabilities or obligations (whether secured, unsecured, absolute, accrued, asserted or unasserted, contingent or otherwise) of any nature, whether as principal, agent, partner, co-venturer, guarantor or in any other capacity except: (i) the liabilities and obligations of GTS that are reflected in the Report filed with the SEC on Form 10-QSB for the period ending September 30, 1997 and only to the extent reflected; (ii) liabilities incurred or accrued in the ordinary course of business since September 30, 1997 which do not, either individually or in the aggregate, have a material adverse effect on the financial condition of GTS; or
(iii) liabilities otherwise disclosed in SCHEDULE 5.7.

        SECTION 5.8 LITIGATION, ORDERS AND DECREES. Except as listed on SCHEDULE 5.8, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or to the best of GTS's knowledge, threatened against or affecting GTS or the business, assets, or financial condition of GTS and there are no facts or circumstances which are reasonably likely to create a basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any local, state or federal judicial authority in any proceeding to which GTS is or was a party which may have a material adverse effect on GTS.

        SECTION 5.9 LABOR MATTERS. GTS is not a party to any collective bargaining agreements with its employees. GTS is in compliance with all federal, state and local laws regarding employment and employment practices, conditions of employment, wages and hours and occupational laws, the violation of which would have a material adverse effect on GTS. GTS is not engaged in unfair labor practices, and there are no unfair labor practice complaints pending or threatened against GTS before the National Labor Relations Board or any other governmental or regulatory board or agency performing similar functions. There is no labor strike, slowdown, work stoppage or dispute pending or threatened against or involving GTS. To the best of GTS's knowledge, none of GTS's employees are engaged in organizing or are members of any union or other employee group that is seeking recognition as a bargaining unit.

        SECTION 5.10 ABSENCE OF CHANGES. Except as set forth in SCHEDULE 5.10, since September 30, 1997, there has not been any material adverse change in the financial condition, assets, liabilities, business or operations of GTS that would materially impact GTS's financial condition or its ability to fully and timely comply with each of its obligations hereunder.

        SECTION 5.11 ACCURACY OF DOCUMENTS, EXHIBITS AND SCHEDULES. All contracts, instruments, agreements and other documents delivered by GTS to CCI for CCI's review in connection with this Agreement and the transactions contemplated hereby, including all articles of incorporation, by-laws, corporate minutes, stock record books and tax returns are true, correct and complete copies of all those contracts, instruments, agreements and other documents. All Exhibits and Schedules to this Agreement are true correct and complete as of the date hereof. No statement contained in this Agreement or in any certificate, Exhibit, Schedule or instrument furnished to CCI pursuant to the provisions of this Agreement or in connection with the consummation of the contemplated transactions contains or will contain any untrue statement of a material fact or does not include or omit to state a material fact necessary in order to make those statements not misleading.

        SECTION 5.12 ENVIRONMENTAL MATTERS; HEALTH AND SAFETY LAWS. GTS is in material compliance with all federal, state and local laws, regulations, permits, orders and decrees relating to protection of the environment and employee health and safety ("GTS Applicable Requirements"). GTS has not received any notice to the effect that its operations are not in compliance with any of the GTS Applicable Requirements or the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or other substance (including petroleum products) into the environment and GTS knows of no facts which could constitute the basis for any thereof.

        SECTION 5.13 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF GTS. All statements contained in any Schedule, document, certificate or other instrument delivered by or on behalf of GTS pursuant hereto or in connection with the transactions contemplated hereby shall be deemed repre sentations, warranties, covenants and agreements made by GTS. Each representation, warranty, covenant and agreement made by GTS shall survive the Closing for eighteen (18) months. The representations, warranties, covenants and agreements made by GTS in this Agreement shall not be affected or deemed waived by reason of the fact that CCI or its representative knew or should have known that any such representations, warranties, covenants or agreement is or might be inaccurate in any respect. Any furnishing of information to CCI by GTS pursuant to, or otherwise in connection with, this Agreement, including, without limitation, any information contained in any document, contract, book or record of GTS to which CCI had access or any information obtained by, or made available to, CCI as a result of any investigation made by or on behalf of CCI prior to the date of this Agreement, shall not affect CCI's right to rely on any representation, warranty, covenant or agreement made by GTS in this Agreement and shall not be deemed a waiver thereof.

                                   ARTICLE VI
                          COVENANTS OF THE STOCKHOLDER

        SECTION 6.1 FURTHER ASSURANCES. From time to time after the date of this Agreement, the Stockholder shall execute and deliver such other instruments and shall take such other actions as GTS may reasonably request to effectuate the transactions contemplated by this Agreement.

        SECTION 6.2 RESTRICTIVE COVENANT.

        (a) To assure that GTS will realize the value inherent in the transactions contemplated by this Agreement, the Stockholder agrees with GTS that neither the Stockholder nor any of his Affiliates (except for the Stockholder's performance under an Employment Agreement with GTS) nor any person or entity controlling, controlled by or in any common control with the Stockholder shall, directly or indirectly, for a period of four (4) years following the date of this Agreement in any state of the United States of
America:

         (i) own, manage, operate, control or otherwise engage in a Competitive Business (as hereinafter defined);

         (ii) attempt to solicit or solicit the customers or facilities serviced by GTS (including, without limitation, those acquired by GTS hereunder) in connection with a Competitive Business; or

         (iii) attempt to solicit, solicit or employ any person employed or contracted by GTS (except those listed on Schedule 6.2) to leave their employment or not fulfill their contractual responsibility, whether or not the employment or contracting is full-time or temporary, pursuant to a written or oral agreement, or for a determined period or at will.

     As used in this Section 6.2, "Competitive Business" shall mean the design, development and/or marketing of prepaid telecommunications products, including, without limitation, prepaid phone cards, prepaid cellular products and services, prepaid dial tone and related services, or prepaid enhanced and/or prepaid interactive telecommunications services and/or products.

     Notwithstanding the foregoing, in the event GTS (i) breaches its obligations to pay the Stockholder the amounts due under the Promissory Note and fails to cure such breach after receipt of written notice from Stockholder within the time periods permitted therein, or (iii) breaches its obligations under Section 2.5 of this Agreement, then the Stockholder's obligations under this Section 6.2(a) shall cease.

        (b) If Section 6.2(a) of this Agreement, as applied to the Stockholder or any other person, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of that Section or any other part of this Agreement, the application of that provision in any other circumstances or the validity or enforceability of this Agreement. If any provision, or any part of any provision, is held to be unenforceable because of the duration of the provision or the geographic scope of the provision, the parties agree that the court making such determination will have the power to reduce the duration and/or geographic scope of the provision to the longest permissible duration and largest permissible geographic scope, and/or to delete specific words or phrases, and in its reduced form Section 6.2(a) will then be enforced.

     Stockholder agrees that he will not, at any time, directly or indirectly, (except in his duties to GTS or the Surviving Corporation) disclose to any person any information concerning the methods of operation, sales, cost or pricing methods, employees (number and location), customers (names, needs or requirements), contracts or agreements of CCI's or GTS's respective businesses.

     Because GTS will be irreparably damaged if the provisions of this Section
6.2 are not specifically enforced, GTS shall be entitled to an injunction restraining any violation or threatened violation of this Section 6.2, or any other appropriate decree of specific performance, without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such remedies shall not be exclusive and shall be in addition to any other remedy which GTS may have as a result of any such violation. Nothing contained in this Section shall be construed as prohibiting GTS and its Affiliates from pursuing all other remedies available to them for a breach of the provisions of Section 6.2. The Stockholder further acknowledges and agrees that the covenants contained in Section 6.2 are necessary for the protection of the CCI's and Surviving Corporation's legitimate business interests, and are reasonable in scope and content.

        SECTION 6.3 PRESS RELEASES. Neither the Stockholder nor any of his Affiliates shall issue or cause to be issued any press release in connection with or referring to any of the transactions contemplated by this Agreement without the express prior written consent of GTS.

        SECTION 6.4 NON-USE OF NAME. From and after the date hereof, neither Stockholder nor any of his Affiliates (other than the Surviving Corporation) shall establish or otherwise be associated with, as an owner, partner, shareholder, employee or otherwise, any firm which utilizes the name "Centerpiece Communications" or any variant thereof as part of its business name other than in connection with their employment by GTS after the Closing Date or grant to any person or entity the right to use he name "Centerpiece Communications" or any variant thereof.

        SECTION 6.5 LOCK-UP AGREEMENTS. Concurrently with the execution of this Agreement, Stockholder will execute and deliver to GTS the Lock-Up Agreement.

        SECTION 6.6 EMPLOYMENT AGREEMENT. Concurrently with the execution of this Agreement, Stockholder will execute and deliver to GTS the Employment Agreement.

                                   ARTICLE VII
                                COVENANTS OF GTS

        SECTION 7.1 FURTHER ASSURANCES. From time to time after the date of this Agreement, GTS shall execute and deliver such other instruments and shall take such other actions as the Stockholder may reasonably request to effectuate the transactions contemplated by this Agreement.

        SECTION 7.2 DISCLOSURE. GTS will not be required to obtain the prior written consent of the Stockholder to disclose the existence or any term or condition of this Agreement if, and only if, GTS believes (based upon the advice of counsel) such disclosure is required under the securities laws of the United States.

        SECTION 7.3 MEMBERSHIP OF PURCHASER'S BOARD OF DIRECTORS. GTS agrees to nominate the Stockholder for membership to GTS's board of directors at each annual meeting of its stockholders for so long as the Stockholder (i) remains an employee of GTS and (ii) continues to own at least 65% of the Stock Consideration acquired by him pursuant to this Agreement. Notwithstanding the foregoing, in the event the Stockholder is not a member of GTS' board of directors, the Stockholder shall have the right to terminate his employment with GTS as provided in Section 3.7 of the Employment Agreement.

        SECTION 7.4 EMPLOYMENT AGREEMENT. Concurrently with the execution of this Agreement, GTS will execute and deliver to the Stockholder the Employment Agreement.

        SECTION 7.5 PROMISSORY NOTE AND SECURITY AGREEMENT. Concurrently with the execution of this Agreement, GTS will execute and deliver to the Stockholder the Promissory Note and Security Agreement.


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


                                  ARTICLE VIII
                                 INDEMNIFICATION

        SECTION 8.1 INDEMNIFICATION BY THE STOCKHOLDER. Subject to Section 8.3, the Stockholder agrees to indemnify and hold harmless GTS, any Affiliate of GTS and the directors, officers and employees of GTS or any of its Affiliates from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable counsel fees and disbursements (singularly, a "Loss," and collectively, the "Losses"), arising out of any claims by a third party or between the parties hereto relating to: (a) liabilities or obligations of CCI (whether absolute, accrued, contingent or otherwise), whether existing as of the Closing or arising out of facts or circumstances existing at or prior to the Closing, and whether or not those liabilities or obligations were known at the time of the Closing (except for those post-closing contractual obligations of the CCI specifically set forth on Schedule 8.1) including, without limitation, any Losses arising from any tax, environmental or regulatory matters; (b) any failure or breach by the Stockholder of any representation or warranty made by the Stockholder in this Agreement, including any Exhibit, Schedule, employment or other agreement delivered by CCI or the Stockholder pursuant to this Agreement; (c) any failure to perform or breach by the Stockholder of any covenant, agreement, obligation or undertaking made by the CCI or Stockholder in this Agreement, including any Exhibit, Schedule or other agreement delivered by CCI or the Stockholder pursuant to this Agreement; and
(d) any failure after the Closing to perform any of the ongoing contractual obligations which are set forth on Schedule 8.1. GTS agrees that any for which it is to be paid in connection with the indemnification provided hereunder shall be in the following order (the "Set-Off Priority"): (i) recapture of the GTS Stock, up to a maximum value of $100,000, at a price per share recapture price equal to the per share price used to calculate the number of shares received by Stockholder pursuant to Section 2.2(ii) of this Agreement; PROVIDED, HOWEVER, the Stockholder may elect, in his sole discretion, to make payment in cash in lieu of the recapture of GTS Stock; (ii) from amounts remaining due and owing from GTS to the Stockholder under the Promissory Note; (iii) form the Cash Consideration; (iv) from cash benefits (i.e., bonuses, etc.) due to the Stockholder under the Employment Agreement; and (v) from salary payments due to the Stockholder under the Employment Agreement.

        SECTION 8.2 INDEMNIFICATION BY GTS AND MERGER SUBSIDIARY. Subject to
Section 8.3, GTS and Merger Subsidiary agree to indemnify and hold harmless the Stockholder or any Affiliate thereof from and against any and all Losses, arising out of any claims by a third party or between the parties hereto relating to: (a) liabilities or obligations of GTS (whether absolute, accrued, contingent or otherwise) whether existing as of the Closing or arising out of facts our circumstances existing at or prior to the Closing, whether or not those liabilities or obligations were known at the time of Closing, including, without limitation, any Losses arising from any tax, environmental or regulatory matters; (b) any failure or breach by GTS and/or Merger Subsidiary of any representation or warranty made by GTS or Merger Subsidiary in this Agreement, including any Exhibit, Schedule, employment or other agreement delivered by GTS or Merger Subsidiary pursuant to this Agreement; (c) any failure to perform or breach by GTS and/or Merger Subsidiary of any covenant, obligation or undertaking made by GTS or Merger Subsidiary in this Agreement, including any Exhibit, Schedule or other agreement delivered pursuant to this Agreement; or, (d) any failure after the Closing to perform any of the ongoing contractual obligations which are set forth on Schedule 8.1.

        SECTION 8.3 PROCEDURE FOR CLAIMS. A Party required to make an indemnification payment pursuant to this Agreement ("INDEMNIFYING PARTY") shall have no liability with respect to any claim or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the Party entitled to receive such indemnification payment ("INDEMNIFIED PARTY") gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Claim by a person, firm, corporation or government entity other than a party hereto or any affiliate of such party ("Third-Party Claims"). With respect to Third-Party Claims, an Indemnified Party (a) shall give the Indemnifying Party prompt notice of any Third-Party Claim, (b) prior to taking any action with respect to such Third-Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third-Party Claim, (c) shall not consent to any settlement or compromise of the Third-Party Claim without the written consent of the Indemnifying Party (which consent, unless the Indemnifying Party has elected to assume the exclusive defense of such Claim, shall not be unreasonably withheld or delayed) and (d) shall permit the Indemnifying Party, with the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, if it so elects, to assume the exclusive de fense of such Third-Party Claim (including, except as provided in the last sentence of this Section 8.3, the compromise or settlement thereof) at its own cost and expense. The Indemnifying Party will not compromise or settle any Third-Party Claim without the written consent of the Indemnified Party if the relief provided is other than monetary damages and such relief would materially adversely affect the Indemnified Party.

        SECTION 8.4 GTS RIGHT OF SETOFF. Subject to the Set-Off Priority contained in Section 8.1, in addition to any other rights or remedies GTS may have, it shall be entitled to withhold from any amounts


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


payable to the Stockholder, the amount of any and all Losses which are claimed by any party in any Claims against which GTS is indemnified pursuant to Section 8.1, and GTS shall not be liable for any amounts so set off.

        SECTION 8.5 STOCKHOLDER RIGHT OF SETOFF. In addition to any other rights or remedies Stockholder may have, he shall be entitled to withhold from any amounts payable to GTS, the amount of any and all Losses which are claimed by any party in any Claims against which the Stockholder is indemnified pursuant to
Section 8.2, and the Stockholder shall not be liable for any amounts so set off.


                                   ARTICLE IX
                                  MISCELLANEOUS

        SECTION 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the respective representations and warranties of the parties to this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of eighteen (18) months after the Closing Date. All covenants of the parties to this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

        SECTION 9.2 AMENDMENT AND MODIFICATION. The parties to this Agreement may amend, modify and supplement this Agreement but only in writing and such writing must be signed by all the parties.

        SECTION 9.3 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, estates, beneficiaries, executors and legal and personal representatives.

        SECTION 9.4 ENTIRE AGREEMENT. This instrument and the Exhibit and Schedules attached to this Agreement contain the entire agreement of the parties with respect to the acquisition and the other transactions contemplated in this Agreement, and supersede all prior understandings and agreements of the parties with respect to the subject matter of this Agreement. Any reference to this Agreement shall be deemed to include the Exhibits and the Schedules.

        SECTION 9.5 HEADINGS. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


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


        SECTION 9.6 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        SECTION 9.7 NOTICES. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered personally, sent by reputable overnight courier delivery, prepaid, or by facsimile transmission as follows:

If to GTS:            Global Telecommunication Solutions, Inc.
                      5697 Rising Sun Avenue
                      Philadelphia, Pennsylvania
                      Attn:  David S. Tobin,
                             General Counsel
                      Facsimile:  (215) 745-9108

With a copy to:       Graubard Mollen & Miller
                      600 Third Avenue
                      New York, New York 10016
                      Attn:  David Alan Miller, Esq.
                      Facsimile:  (212) 818-8881

If to the Stockholder:Mark Rubenstein
                      29 Duer Place
                      Weehawken, New Jersey 07087
                      Marked "Personal and Confidential"

with a copy to:       Technology Law Group
                      5335 Wisconsin Avenue, NW
                      Suite 440
                      Washington, D.C. 20015
                      Attn: Neil S. Ende, Esq.
                      Facsimile: (202) 244-8257

with a copy to:       Shutts & Bowen, LLP
                      201 S. Biscayne Blvd.
                      Suite 1500
                      Miami, Florida 33131
                      Attn:  William G. McCullough, Esq.
                      Facsimile:  (305) 381-9982


        Any party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by reputable overnight courier delivery or by fax shall be deemed to have been given on the date it is received.

        SECTION 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in New York without reference to the choice of law principles. Each Party hereby submits to the exclusive jurisdiction of the courts (city, state and federal) located in the County of New York, State of New York, for all claims arising pursuant to this Agreement or any other agreement, instrument or other document any action, proceeding or claim brought by any other Party executed and delivered in connection with this Agreement or pursuant hereto. Service of process in any such action or proceeding brought against a Party may be made by registered mail addressed to such Party at the address set forth in Section 9.7 or to such other address as such Party shall notify the other Party in writing is to be used for such purpose pursuant to
Section 9.7. For purposes hereof, the address designated for GTS shall also be the address designated for GTS's shareholders.

        SECTION 9.9 EXPENSES. All accounting, legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring those fees, costs and expenses.

        SECTION 9.10 WAIVER. Any party to this Agreement may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by the parties. No such waiver shall operate or be construed as a waiver of any subsequent act or omission of the parties.

        SECTION 9.11 SEVERABILITY. The invalidity or unenforceability of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement or any part of any provision, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid or unenforceable, this Agreement shall be construed as if such invalid or unenforceable word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted or shall be enforced as nearly as possible according to their original terms and intent to eliminate any invalidity or unenforceability. If any invalidity or unenforceability is caused by the length of any period of time or the geographic scope set forth in any part of this Agreement, the period of time or geographic scope, or both, shall be considered to be reduced to a period or area which would cure the invalidity or unenforceability.

        SECTION 9.12 ATTORNEY'S FEES. In the event of any arbitration or litigation, including appeals, with regard to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs, and expenses of counsel (at pre-trial, trial and appellate levels).

        SECTION 9.13 NO BREACH. The parties agree that the execution of this Agreement shall not be deemed to be an assignment of any contract where consent to such assignment is required by the terms of the contract provided that the foregoing shall not affect the GTS's obligation to obtain all consents as provided in this Agreement.

        SECTION 9.14 CONSTRUCTION. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words in this Agreement have been stricken out or otherwise eliminated (whether or not any other words or phrases have been added) and the stricken words initialed by the party against whom the words are construed, this Agreement shall be construed as if the words so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that those words were stricken out or otherwise eliminated.

        SECTION 9.15 NO JURY TRIAL EACH PARTY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT.

        IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date hereof.


                                   GLOBAL TELECOMMUNCATION SOLUTIONS, INC., a Delaware corporation


                                   By:  ________________________________
                                          Michael D. Hoppman,
                                          Chief Financial Officer


                                   GTS ACQUISITION CORPORATION,
                                   a New Jersey corporation


                                   By:  ________________________________
                                         Michael D. Hoppman,
                                         Vice President and Treasurer

                                   CENTERPIECE COMMUNICATIONS, INC.,
                                   a New Jersey corporation



                                   By:  _________________________________
                                        Mark Rubenstein,
                                        President


                                   STOCKHOLDER:

                                   J. MARK RUBENSTEIN


                                   By:  _________________________________
                                        J. Mark Rubenstein

EXHIBIT LIST

Exhibit A - CCI Capital Stock Ownership
Exhibit B - Certificate of Merger
Exhibit C - Intentionally deleted
Exhibit D - Promissory Note
Exhibit E - Security Agreement
Exhibit F - Lock-Up Agreement
Exhibit G - Employment Agreement
Exhibit H - TLG and S&B Opinion
Exhibit I - GM&M Opinion
Exhibit J - Stockholder Agreement
Exhibit K - CCI Articles and By-Laws
Exhibit L - CCI Financial Statements
Exhibit M - Legends
Exhibit N - GTS Articles and By-Laws